Exhibit 10.34

COMPENSATION MODIFICATION AGREEMENT

THIS COMPENSATION MODIFICATION AGREEMENT is made this 31st day of December 2010, by and between PremierWest Bancorp (“Bancorp”) and PremierWest Bank (“Bank” and together with Bancorp, the “Corporation”), and                             , an employee of the Corporation (“Executive”).

RECITALS

WHEREAS, the Corporation and the Executive desire to amend the compensation and benefit arrangements (the “Agreements”) set forth below for the purposes of voluntarily correcting certain inadvertent failures to comply with the documentation requirements applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (collectively, “409A”), as contemplated by Internal Revenue Service Notices 2008-113, 2010-6 and 2010- 80 and to amend the Agreements to clarify the effect of provisions required under 409A:

[Deferred Compensation Agreement, as amended]

[Employment Agreement, as amended]

[Supplemental Executive Retirement Agreement, as amended]

AGREEMENT

NOW, THEREFORE, to ensure that the Corporation and Executive are in compliance with 409A, the Corporation and the Executive hereby agree as follows:

1. GENERAL MODIFICATION OF AGREEMENTS; INTERPRETATION AND COMPLIANCE WITH 409A. The Corporation and Executive agree that, notwithstanding any understanding to the contrary, all Agreements with respect to Executive shall be deemed modified to comply in all respects with 409A and intend that the Agreements meet the requirements of 409A and are intended to comply with the deferral, payout and other limitations and restrictions imposed under 409A. The provisions in this Compensation Modification Agreement and the Agreements, as amended, shall be interpreted and applied in a manner that is consistent with 409A. Notwithstanding any other provision of the Agreements to the contrary, the Agreements shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing and notwithstanding any other provision of the Agreements to the contrary, with respect to any payments and benefits under the Agreements, references in the Agreements to “Separation from Service,” “Termination of Employment” or any other reference to the termination of an Executive’s employment or service are intended to mean the Executive’s “separation from service” within the meaning of Code section 409A(a)(2)(A)(i). The Corporation does not make any representations that amounts payable under the Agreements shall be exempt from 409A and makes no undertaking to preclude 409A from applying to the Agreements or amounts payable thereunder.

2. COVERED AGREEMENTS, PLANS AND POLICIES. Executive acknowledges that all Agreements applicable to Executive are subject to the modifications and amendments provided for in this Compensation Modification Agreement and that the changes are designed to benefit the Executive without enhancing compensation under the Agreements.

3. AMENDMENTS.

3.1 “Change in Control” Definition. The term “Change in Control” or “Change of Control” as defined in the Agreements is amended to mean the first of the following to occur: (1)

a ‘change in the ownership,’ (2) a ‘change in the effective control,’ or (3) a ‘change in the ownership of a substantial portion of the assets’ (as those terms are defined in Treas. Reg. 1.409A-3(i)(5) of the Bank or Bancorp. A Change in Control as defined above includes the following:

(i)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank (or Bancorp) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank (or Bancorp);

(ii)	the date on which the Bank (or Bancorp) merges or consolidates with another entity and as a result less than 50% of the total fair market value or total voting power of the stock of the resulting entity immediately after the merger or consolidation is held by any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), who were the holders of the Bank’s (or Bancorp’s) voting securities immediately before the merger or consolidation;

(iii)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bancorp possessing 30% or more of the total voting power of the stock of Bancorp;

(iv)	the date a majority of members of Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Bancorp’s board of directors before the date of the appointment or election; and

(v)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank (or Bancorp) that have a total gross fair market value (the value of the assets of Bank or Bancorp, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Bank (or Bancorp) immediately before such acquisition or acquisitions. However, a Change in Control does not occur to the extent that ownership of assets is transferred to: (A) a Bancorp shareholder (immediately before the asset transfer) in exchange for or with respect to his or her Bancorp stock; (B) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by Bancorp; (C) a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of Bancorp; or (D) an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (C).

3.2 “Disability” Definition. The term “Disability” as defined in the Agreements is amended to mean the Executive either (i) is unable to engage in substantial, gainful activity by reason of any medically-determinable physical or mental impairment which can reasonably be expected to result in death, or can be expected to last for a continuous period of at least twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Executive’s employer.

3.3 “Good Reason” Definition. The definition of “Good Reason” is amended to provide that the separation from service following the occurrence of a condition providing the Executive “Good Reason” to terminate employment must occur within 180 days following the initial existence of the condition and that the Executive must provide notice within 30 days of such condition arising and give Bancorp or Bank 60 days to remedy the condition.

3.4 Specified Employee Six Month Delay. The following is added to the Agreements:

409A DELAY IN COMMENCEMENT OF PAYMENTS. Notwithstanding any provision to the contrary, if, at the time of Executive’s termination, he or she is a Specified Employee, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional income tax under Code section 409A(a), amounts that would otherwise be payable hereunder during the six-month period immediately following Executive’s Separation from Service shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive (or, in the event of the Executive’s death, the Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months and one (1) day following the Executive’s Separation from Service or the Executive’s death; provided, further, that any amount payable hereunder that is subject to the foregoing restrictions on Specified Employees may not be paid before the later of (a) the date that is eighteen months following the effective date of the Compensation Modification Agreement dated December 31, 2010, or (b) the date provided in the previous sentence, with suspended payments accumulated and paid in a lump sum on the first business day after the date that is six (or eighteen, if applicable) months and one (1) day following the Executive’s Separation from Service.

In the event one or more of the Agreements included provisions for a six month delay in payments prior to the December 31, 2010 effective date of this Compensation Modification Agreement, the above provision is not intended to add an additional six month delay or to require an eighteen month delay as such provisions were originally included for purposes of 409A.

“Specified Employee” means an individual who, as of the date of his or her Separation from Service, meets the requirements to be a “key employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. For purposes of this determination, the Specified Employee Identification Date is each December 31 and the Specified Employee Effective Date is the April 1 following such Identification Date. If the individual is a key employee as of a Specified Employee Identification Date, the individual is treated as a “key employee” for purposes of this section for the entire 12-month period beginning on the Specified Employee Effective Date. The terms “Identification Date” and “Effective Date” for purposes of this paragraph have the meanings specified in Treas. Reg. 1.409A-1(i)(3) and (4).

“Separation from Service” means the date on which an Executive dies, retires or otherwise has a termination of employment with Bancorp. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bancorp and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period in which the Executive provided services to Bancorp if the Executive has been providing services for less than thirty-six (36) months). An Executive will not be deemed to have experienced a Separation from Service if such Executive is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six (6) months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. For purposes of determining if there has been a Separation from Service, Bancorp is defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Bancorp, as modified by this Section. An Executive shall be considered to be in the employ of Bancorp and its related affiliates and subsidiaries as long as he remains an employee of Bancorp, any subsidiary corporation of Bancorp, or any corporation to which substantially all of the assets and business of Bancorp are transferred. For this purpose, a subsidiary corporation of Bancorp is any corporation (other than the Bancorp) in an unbroken chain of corporations beginning with Bancorp if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing greater than 50 percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.5 Changing the Time or Form of Distribution. In the event one or more of the Agreements permits the Executive to change the time or form of any distribution under such Agreement, the following is added:

The time and form of payment elected cannot be changed by the Executive except as provided in this section. Executive may change his or her form of distribution or the timing of a scheduled distribution, provided that: (a) for a scheduled distribution, his or her change is filed with the Bank no later than the last day of the plan year that ends at least 12 months before the payment commencement date; (b) his or her change cannot take effect earlier than twelve months after the change is requested; and (c) except where related to death or disability, the payment under the newly elected form of payment cannot be made sooner than five years after the payment commencement date for the form of payment that the Executive has elected to change. The payment commencement date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this agreement. Where the payment commencement date is stated as a period of time (e.g., a 90-day period following a distribution event), the payment commencement date for purposes of this section is the first day of such period.

3.6 Release of Claims Requirement. If an Agreement requires the Executive to deliver a release of claims, separation agreement, noncompetition agreement or non-solicitation agreement as a condition precedent to receipt of distributions, the Agreement is modified to provide that if the distribution due to the Executive or (Executive’s beneficiary) is a lump sum payment, such payment will be made on the 90th day following the payment triggering event if the Corporation has received the release and any required revocation period set forth in such release has expired without Executive having revoked the release prior to the 90th day following the payment event, and if the distribution due to Executive (or Executive’s beneficiary) is a stream of payments, the first payment will be made on the 90th day following the payment triggering event if the Corporation has received release and any required revocation period set forth in such release has expired without Executive having revoked the release prior to the 90th day following the payment triggering event, subject to any 409A required delay of payment. To the extent the release has not been timely executed and the revocation period expired by the 90th day following the payment triggering event, Executive shall forfeit the distributions in their entirety.

4. MODIFICATION. No provisions of this Compensation Modification Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and the Corporation.

5. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by federal law, to the extent applicable, and otherwise by the laws of the State of Oregon.

6. VALIDITY; EFFECT ON OTHER PROVISIONS. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other terms and provisions of the Agreements remain in full force and effect

7. COUNTERPARTS; SIGNATURE. This letter may be executed in two or more counterparts, each of which shall be deemed an original. A signature transmitted by facsimile shall be deemed an original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

[Employee Name]
[Employee Title]

PREMIERWEST BANCORP		PREMIERWEST BANK

By:		By:
Name:	Tom Anderson	Name:	Tom Anderson
Title:	Executive Vice President	Title:	Executive Vice President
	Chief Administrative Officer		Chief Administrative Officer